Exhibit 5.1

Opinion of Campbells as to Cayman Islands Law

2 July 2015

LDK Solar CO., Ltd.

Hi-Tech Industrial Park

Xinyu City

Jiangxi Province 338032

People’s Republic of China

Dear Sirs,

LDK Solar CO., Ltd. (the “Company”)

We have acted as special legal counsel in the Cayman Islands to LDK Solar CO., Ltd., an exempted company incorporated and registered under the laws of the Cayman Islands (the “Company”), in connection with the Company’s registration statement on Form F-3 (the “Registration Statement”), filed by the Company on the date hereof under the United States Securities Act of 1933 (the “Securities Act”) with the United States Securities and Exchange Commission (the “Commission”). The Registration Statement was prepared based on information furnished by the Company and we have not independently verified such information. Such Registration Statement is filed for the registration by the Company of (a) 5.535% Convertible Senior Notes due 2016 (the “2016 Notes”), (b) 5.535% Convertible Senior Notes due 2018 (the “2018 Notes” together with the 2016 Notes the “Notes” collectively) and (c) ordinary shares with a par value of US$0.10 per share of the Company (“Ordinary Shares”), to be represented by American depositary shares (“ADSs”) to be issued pursuant to the terms of the Indentures (defined below) and for sale pursuant to the prospectus (the “Prospectus”) included in the Registration Statement.

The 2016 Notes are constituted by an indenture, dated December 10, 2014 (the “2016 Indenture”) and the 2018 Notes are constituted by an indenture, dated December 10, 2014 (“2018 Indenture” together with the 2016 Indentures the “Indentures” collectively) by and between the Company as issuer and The Bank of New York Mellon, London Branch, as trustee thereunder, among other parties, and are each convertible into Ordinary Shares in accordance with the terms of the respective governing Indentures.

For the purposes of giving this opinion, we have examined copies of the following documents:

•	the Registration Statement filed with the Commission on the date hereof, as amended;

•	the Prospectus contained in the Registration Statement;

•	the executed global certificate representing the 2016 Notes;

•	the executed global certificate representing the 2018 Notes;

•	the executed 2016 Indenture;

•	the executed 2018 Indenture; and

•	the Registration Rights Agreement dated December 10 2014 (the “RRA”).

We have also reviewed (1) A copy of the Company’s certificate of incorporation issued by the Registrar of Companies of the Cayman Islands (the “Registrar”) on 1 May 2006, (2) the memorandum and articles of association of the Company, adopted by special resolution on 17 April 2007, as amended on 17 June 2008 and on 22 January 2015 as registered and filed with the Registrar on 6 March 2015 (the “M&A”), (3) a copy of the minutes of the directors of the Company passed on 24 June 2016 (the “Resolutions”), (4) a copy of a certificate of good standing dated 23 June 2015 issued by the Registry of Companies in and for the Cayman Islands in respect of the Company, (5) the results of our searches against the Company at the Companies Registry and Grand Court in the Cayman Islands conducted on 30 June 2015, (6) a certificate of a director of the Company dated 2 July 2015, and (7) such other documents and, made such enquiries as to questions of law as we have deemed necessary, in order to render the opinion set forth below. The Registration Statement, Indentures and the RRA are herein referred to as the “Documents”.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (b) the capacity, power and authority of each of the parties to the Documents, other than the Company, to enter into and perform its respective obligations thereunder and all parties to the Documents (other than the Company in the Cayman Islands only) are duly incorporated or established, validly existing and in good standing under all relevant laws; (c) the due execution and delivery of the Documents by each of the parties thereto, other than the Company, and the physical delivery thereof by the Company with an intention to be bound thereby; (d) the accuracy of all representations, warranties and covenants as to factual matters made by the parties to the Documents; (e) that the resolutions contained in the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended; (f) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein; (g) the choice of the law of the State of New York as the governing law of the Indentures has been made in good faith and will be regarded as a valid and binding selection which will be upheld in the courts of the State of New York and all other relevant jurisdictions (the “Foreign Laws”) of the Indentures which are expressed to be governed by such Foreign Laws in accordance with their terms (h) that on the date of entering into each Indenture the Company was, and after entering into such Indenture continues to be, able to pay its liabilities as they become due; (i) that the conversion price of Ordinary Shares issued under the Notes would not be less than the par value of the Ordinary Shares; (j) that the Company will maintain sufficient authorised but unissued share capital to enable the Company to satisfy its obligations to issue the Ordinary Shares upon a conversion thereof; (k) that the shareholders of the Company have not prescribed, or will not prescribe, in general meeting or by resolution any regulations restricting the powers of the directors of the Company in any respect; (l) we express no opinion on any financial or numerical computation within the Documents and our opinions are subject to the effect, if any, of any provisions of any of the Documents that rely upon financial or numerical computation; (m) that there are no agreements, documents or arrangements other than the documents expressly referred to herein as having been examined by us which materially affect, amend or vary the transactions envisaged in the Documents or restrict the powers and authority of the parties in any way; (n) no monies paid to or for the account of any party under the Documents represent or will represent criminal property or terrorist property (as defined in the Proceeds of Crime Law (as amended), and the Terrorism Law (as amended) respectively), and none of the parties to the Documents is, in relation thereto, acting or will act in a manner inconsistent with United Nations Sanctions or Measures extended by statutory instrument to the Cayman Islands by order of Her Majesty in Council and none of the parties to the Documents is a person, political faction or body resident in or constituted under the laws of any country currently the subject of United Nations Sanctions extended to the Cayman Islands by the Order of Her Majesty in Council; (o) all documents will be duly executed, dated and delivered by all parties thereto in materially the same form as that provided to us and, where we have been provided with successive drafts of the documents marked to show changes to a previous draft, all such changes have been accurately marked; (p) that the Company has not passed any resolutions purporting to alter its M&A and that there has been no event, occurrence or other circumstance that would cause the commencement of the winding up and dissolution of the Company in accordance with the M&A and/or the Law.

We express no opinion in respect of the enforceability of any provision in the Indentures, the Notes which purports to fetter the statutory powers of the Company. We express no opinion upon any clause in any of the Documents providing that the terms thereof may only be amended in writing, as under Cayman Islands law, the terms of an agreement under hand may be varied by oral or written agreement of, or the conduct of, the parties. We neither express nor imply any opinion as to any representation or warranty given by the Company in the Documents as to its capability (financial or otherwise) to undertake the obligations assumed by it under the Documents.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing under the laws of the Cayman Islands.

2. Based solely on the M&A, the liability of each member of the Company is limited to the amount from time to time unpaid on such member’s shares. Assuming that all of the issued shares of the Company have been fully paid for in accordance with their terms of issue, such issued shares are non-assessable (meaning that no further sums are payable to the Company on such shares).

3. The performance of its obligations under the Indentures and the Issuance of the Notes by the Company and the transactions contemplated thereby have been duly authorized by and on behalf of the Company and when duly allotted and issued in accordance with the terms of the M&A, the Notes and the Indentures, the issuance of the Ordinary Shares will not violate, conflict with or result in a breach of: (a) the M&A; (b) any law, public rule or regulation of the Cayman Islands applicable to the Company which is currently in force; or (c) any order or decree of any governmental authority or agency or any official body or court in the Cayman Islands applicable to the Company. When such Ordinary Shares are allotted and issued by the Company upon conversion of the Notes in accordance with their terms and the relevant Indentures, and the proposed holder of such Ordinary Shares is placed on the register of members such Ordinary Shares shall be validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such Ordinary Shares underlying ADSs).

4. The statements in the Prospectus under the captions “Taxation — Cayman Islands Taxation,” “Enforceability of Civil Liabilities” and “Legal Matters,” insofar and to the extent that they constitute a summary or description of matters governed by the laws and regulations of the Cayman Islands, fairly and accurately present the information and summarise the matters referred to therein.

We consent to the filing of this opinion as an exhibit to the Registration Statement, as may be amended or supplemented from time to time, and to the references made to us under the headings “Taxation,” “Enforceability of Civil Liabilities” and “Legal Matters” in the Prospectus and in the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Compbells

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